Exhibit 16.1

April 15, 2004

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, DC 20549

Gentlemen:

We have read the section entitled “Change in Independent Auditors” in the Registration Statement on Form S-1 of The Active Network, Inc. that is expected to be filed on or about April 20, 2004 and are in agreement with the statements contained in paragraphs two and three therein.

In addition, we have no basis to agree or disagree with other statements of the registrant contained in paragraphs one and four of the section entitled “Change in Independent Auditors” of the above referenced filing.

/S/    ERNST & YOUNG LLP